 GLOBALSTAR ANNOUNCES THIRD QUARTER 2018 RESULTS

Covington, LA, November 1, 2018 - Globalstar, Inc. (NYSE American: GSAT) today announced its financial results for the quarter ended September 30, 2018.

Jay Monroe, Executive Chairman of Globalstar's Board of Directors, commented, “Last month, we were thrilled to announce the promotion of Dave Kagan to Chief Executive Officer. Dave has had an extraordinary career in the satellite industry and this success has continued during in his short time at Globalstar. I will remain in my capacity as Chairman of the Board to manage the Company's strategic opportunities, including our efforts related to terrestrial spectrum and financing."

Dave Kagan, Chief Executive Officer, commented, "I am honored to succeed Jay as CEO after he led this great company for the majority of the last 14 years. This quarter continued our recent trajectory, with significantly improved financial and operating results from our satellite business, led by a 17% increase in total revenue. This increase was driven by rapid growth in ARPU across all core revenue streams. Although we continue to be challenged by production issues, sales of our SPOT XTM device started to ramp during the third quarter. Together with the launch of SPOT XTM in the CALA region last month, we look forward to continuing this sales momentum and delivering innovative products into the marketplace to meet the demand from our dealer network and end users. While increased service revenue and SPOT device sales contributed to the net income recorded during the third quarter, non-cash items were the largest drivers. Importantly, we are excited to report that Adjusted EBITDA climbed 23% over the prior year's third quarter, reaching its highest level since before the Company went public in 2006."

Mr. Monroe continued, "Despite the continued fundamental improvement of the operating business and the potential of the Company’s vast spectrum holdings, the equity market appears to be focused on litigation and required future capital raises. As we have done in the past, we are working to resolve these issues."

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2018 increased by $5.2 million, or 17%, from the third quarter of 2017. This increase resulted from higher service revenue and subscriber equipment sales.

Service revenue increased $3.8 million, or 15%, in the third quarter of 2018 due to higher ARPU in all core revenue streams. Increases in Duplex and SPOT ARPU, which were up 27% and 14%, respectively, drove a combined $4.2 million increase in service revenue. Rate plan changes that were rolled out across our subscriber base over the last several quarters continue to be the main component of this growth contributing approximately $2.9 million to the total ARPU increase. Also contributing to this ARPU growth was the acceleration of Duplex prepaid usage revenue, resulting from our adoption of the new revenue recognition standard on January 1, 2018. A 9% decline in the average Duplex subscriber base partially offset the increase in service revenue generated by higher ARPU. New activations were not sufficient to offset churn by our legacy Duplex customers due to fewer equipment sales.

Subscriber equipment sales revenue increased $1.4 million, or 32%, due primarily to sales of the recently launched SPOT XTM device, the latest generation in our SPOT family of products. We expect sales to continue to grow as immediate market demand for this product has resulted in back order status for much of the past few months. The brand loyalty associated with our SPOT products is evident. Earlier this month we recorded our 6,000th SPOT rescue, proving how essential our technology is to saving lives. Revenue from Simplex equipment sales also increased during the third quarter of 2018. Although this increase was minor, we recorded revenue of $1.2 million related to our recently launched SmartOne Solar™ device; the increase in revenue from this new product was offset by a decline in sales of the previous generation SmartOne tracking device, which experienced high sales volume in the third quarter of 2017 to support disaster recovery efforts related to hurricanes.

Operating Loss

Operating loss increased $7.2 million during the third quarter of 2018. This increase was due to higher operating expenses of $12.4 million, offset partially by a $5.2 million increase in total revenue (for reasons previously discussed). Contributing to the increase in operating expenses was a $5.5 million increase in marketing, general and administrative (MG&A) expenses resulting primarily from higher costs associated with the proposed merger with Thermo Acquisitions, Inc. that was announced in April 2018 and terminated in July 2018. A $5.3 million increase in depreciation, amortization and accretion expense also contributed to the increase in operating expenses as the majority of the costs from our upgraded ground infrastructure was placed into service earlier this year. Cost of services and cost of subscriber equipment sales were also higher than the third quarter of 2017.

Net Income

Net income decreased $43.4 million during the third quarter of 2018 due primarily to a lower non-cash derivative gain of $39.7 million. Changes in the Company's stock price and volatility assumptions were the primary factors of the derivative adjustments recorded during the respective quarters.

Adjusted EBITDA

Adjusted EBITDA increased 23% to $12.2 million during the third quarter of 2018 primarily from a $5.2 million increase in total revenue, offset partially by a $2.9 million increase in total operating expenses (excluding EBITDA adjustments). This improvement was due to an increase in service revenue, offset partially by an increase in MG&A expenses resulting primarily from subscriber acquisition and other customer driven costs.

CONFERENCE CALL
The Company will conduct an investor conference call on November 1, 2018 at 5:00 p.m. ET to discuss its third quarter 2018 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/corporate. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 895-5271 (US and Canada), 1 (847) 619-6547 (International) and use the participant pass code 47632872.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on November 1, 2018. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4763 2872#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Samantha DeCastro
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2018	2017
Revenue:
Service revenue	$29,898	$26,069
Subscriber equipment sales	5,794	4,389
Total revenue	35,692	30,458
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,429	9,315
Cost of subscriber equipment sales	4,426	2,905
Marketing, general and administrative	15,061	9,545
Depreciation, amortization, and accretion	24,738	19,415
Total operating expenses	53,654	41,180
Operating loss	(17,962)	(10,722)
Other income (expense):
Loss on extinguishment of debt	—	(6,306)
Interest income and expense, net of amounts capitalized	(13,358)	(8,954)
Derivative gain	39,059	78,840
Other	1,331	(385)
Total other income (expense)	27,032	63,195
Income before income taxes	9,070	52,473
Income tax expense	51	67
Net income	$9,019	$52,406

Net income per common share:
Basic	$0.01	$0.04
Diluted	0.01	0.04
Weighted-average shares outstanding:
Basic	1,264,516	1,169,993
Diluted	1,427,800	1,345,905

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2018	2017
Net income	$9,019	$52,406

Interest income and expense, net	13,358	8,954
Derivative gain	(39,059)	(78,840)
Income tax expense	51	67
Depreciation, amortization, and accretion	24,738	19,415
EBITDA	8,107	2,002

Non-cash compensation	1,536	1,230
Foreign exchange and other	(1,398)	314
Loss on extinguishment of debt	—	6,306
Merger-related costs	2,991	—
Shareholder litigation costs	928	—
Adjusted EBITDA (1)	$12,164	$9,852

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In connection with the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, the Company has not recast Adjusted EBITDA in prior periods.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2018		2017
	Service	Equipment	Service	Equipment
Revenue
Duplex	$12,213	$432	$10,576	$777
SPOT	12,957	2,871	11,248	1,410
Simplex	3,542	2,318	2,903	2,192
IGO	257	141	260	54
Other	929	32	1,082	(44)
	$29,898	$5,794	$26,069	$4,389

Average Subscribers
Duplex	66,004		72,468
SPOT	292,521		289,265
Simplex	361,472		314,601
IGO	26,196		36,894

ARPU (1)
Duplex	$61.68		$48.64
SPOT	14.76		12.96
Simplex	3.27		3.08
IGO	3.27		2.35

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers. In connection with the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, the Company has not recast revenue or ARPU in prior periods.